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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.   Name and Address of Reporting Person*

   Sims                            Luke                         E.
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   (Last)                         (First)                    (Middle)

                    777 East Wisconsin Avenue, Suite 3700
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                                 (Street)

Milwaukee                           WI                        53202
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 (City)                          (State)                       (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)
     4/18/02
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3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

             NAIC Growth Fund, Inc. (GRF)
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)
     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)
     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person

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                                      Table I -- Non-Derivative Securities Beneficially Owned
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
1. Title of Security                  2. Amount of Securities    3. Ownership          4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            Beneficially owned         Form: Direct          (Instr. 5)
                                         (Instr. 4)                 (D) or Indirect
                                                                    (I) (Instr. 5)
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
Common Stock par value $0.001               24,499                       D
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                                              45                         I                By self-directed Koegh plan
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                                            17,415                       I                By children
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                                            51,130                       I                By Triad Investment Company, LLC
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

        Persons who respond to the collection of information contained in this form are not required to                       (Over)
        respond unless the form displays a currently valid OMB control number.                                       SEC 1473 (3-00)

FORM 3(CONTINUED)  Table II-Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

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Explanation of Responses:



                                                                                  /s/ Luke E. Sims                     4/22/02
**Intentional misstatements or omissions of facts constitute Federal            ---------------------------------   ---------------
  Criminal Violations.                                                          **Signature of Reporting Person        Date
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                            Page 2